Exhibit 99.1

Orthodontix Announces Name Change to Protalix BioTherapeutics, Inc.

Carmiel, Israel, March 1, 2007 /PRNewswire/ -- Orthodontix, Inc. (OTC Bulletin
Board: PXBT - News; "Orthodontix") today announced that it has changed its name to Protalix BioTherapeutics, Inc. The trading symbol for the Company's common stock will change at the open of business on Thursday, March 1, 2007, to PXBT.

About Protalix BioTherapeutics, Inc.

Protalix's proprietary technology is based on its plant cell culture and bioreactor system which provides an effective and scaleable cell system for industrial production of recombinant biopharmaceuticals. Protalix has recently announced that it has completed Phase I clinical studies for its enzyme therapy for Gaucher Disease, under an FDA Investigational New Drug study. Pending FDA approval, Protalix intends to pursue advanced clinical studies for its enzyme therapy for Gaucher Disease and to advance additional recombinant biopharmaceutical drug development programs.

         Contact:          David Aviezer, Ph.D.
                           +972-4-988-9488